Upstream Biosciences Seeks Licensors or Acquirers for

Drug Discovery Portfolio and Cancer Diagnostic Platform

Vancouver, British Columbia – August 10, 2009 – Upstream Biosciences Inc. (OTCBB: UPBS) today announced that the company is actively seeking licensors or acquirers for its novel anti-parasitic drug discovery portfolio and cancer diagnostic platform.

Mr. Joel Bellenson Co-founder, Chairman, CEO stated, “On July 27 2009, Upstream announced the formation of an independent committee of the board to evaluate and assess the strategic direction of the company. The independent committee has recommended that the company undertake an aggressive strategy to seek licensors or acquirers. Management and the board are in full support of these actions.”

Upstream’s drug discovery portfolio is based around a unique, small molecule scaffold that was discovered using an artificial intelligence/combinatorial chemistry diversity strategy by leveraging historical anti-leishmaniasis screening data from the literature. The Company has filed provisional patent applications claiming the composition of matter, synthesis and use of its compounds.

A pipeline of more than 100 anti-protozoan compounds has been synthesized to date. Several Upstream compounds have demonstrated in vitro efficacy at µM concentrations against leishmaniasis, trypanosomiasis, and/or malaria in vitro.

In vitro safety testing of Upstream lead compounds human THP-1 cells has been demonstrated at 10µM concentration. In vivo LD50 data in mice demonstrated tolerance of several of Upstream’s anti-protozoan compounds at 5mg/kg and some were tolerated at even higher concentrations. In vivo efficacy studies have been limited to date as current compounds are not easily water soluble and Upstream lacks the necessary financial resources to develop an appropriate formulation.

Upstream’s cancer diagnostic platform is based on unique genetic markers that may be linked to a patient’s susceptibility to developing certain cancers including liver, prostate, ovarian and thyroid cancer. The Company has filed provisional patent applications claiming the genetic variations and their use in determining susceptibility and potential therapeutic outcomes.

Further information on this opportunity is available on the Company’s website at www.upstreambio.com. Upstream Biosciences has also prepared a technical package, which will be made available for review by interested parties under a nondisclosure agreement.

Interested parties are asked to please contact Mr. Jeffrey Bacha, an independent director of Upstream Biosciences Inc. and member of the special committee, on or before August 21, 2009 via telephone at +1 604 638 1674 or via email at info@upstreambio.com.

About Upstream Biosciences, Inc.

Upstream Biosciences is focused on developing and commercializing drug candidates to treat tropical diseases, including Leishmaniasis, Trypanosomiasis (African sleeping sickness) and Malaria. Caused by parasites that have developed resistance to available treatments, these diseases afflict millions of people living in Asia, Africa, and Middle East with death, illness, malnourishment and economic hardship. Upstream’s drug candidates are generated using its proprietary computer-assisted drug discovery process. The Company’s lead drug candidates have demonstrated anti-parasitic efficacy in vitro and positive safety data in animals.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that the Company is focused on developing and commercializing drug candidates to treat tropical diseases, including Leishmaniasis, Trypanosomiasis and Malaria. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the Company's inability to finance or continue its operations; (ii) the inability of the Company to identify and consummate an agreement with a licensor or acquiror or otherwise continue operations; (iii) the risk that the Company does not execute its business plan; (iv) the inability of the Company to keep pace with technological advancements in the field of genetic diagnostics and the treatment of tropical parasitic diseases; (v) the Company's inability to adequately protect its intellectual property or the Company's inadvertent infringement of third party intellectual property; (vi) the Company not being able to retain key employees; (vii) competitors providing better or cheaper products and technologies; (viii) markets for the Company's products not developing as expected; (ix) inability to obtain all necessary government and regulatory approvals; and (x) the inability to effectively market and commercialize the Company's technologies, including the establishment of viable relationships with third parties. These forward-looking statements are made as of the date of this news release and, except as required by law, the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.